Exhibit 99.1
FOR IMMEDIATE RELEASE
March 23, 2011
Contacts: (Analysts) Kris Wenker (763) 764-2607
(Media) Kirstie Foster (763) 764-6364
GENERAL MILLS REPORTS FISCAL 2011 THIRD QUARTER RESULTS
Company Reaffirms Full Fiscal Year Outlook
MINNEAPOLIS, MINN.—General Mills (NYSE: GIS) today reported results for the third quarter and first nine months of fiscal 2011.
Fiscal 2011 Third Quarter Financial Summary
•	Net sales grew 2 percent to $3.65 billion

•	Segment operating profit totaled $668 million, up 10 percent

•	Diluted earnings per share grew at a double-digit rate to reach 59 cents, including a benefit from mark-to-market valuation of certain commodity positions.

•	Adjusted diluted earnings per share, excluding mark-to-market effects in both years, totaled 56 cents, up 14 percent from 49 cents in last year’s third quarter.
Net sales for the 13 weeks ended Feb. 27, 2011, grew 2 percent to $3.65 billion. Pound volume contributed 2 points of net sales growth. Price realization and mix and foreign currency translation had no material effect on sales growth in the quarter. Gross margin expanded in the quarter. Advertising and media expense was 10 percent below year-ago levels that grew 33 percent. Total segment operating profit grew 10 percent, led by the company’s international business segment. Third-quarter net earnings grew 18 percent to $392 million, including a net increase in the mark-to-market valuation of certain commodity positions. Diluted earnings per share (EPS) totaled 59 cents, up 23 percent from 48 cents in the third quarter a year ago. Excluding mark-to-market effects in both years, adjusted diluted earnings per share would total 56 cents for this year’s third quarter, up 14 percent from 49 cents last year.
          Chairman and Chief Executive Officer Ken Powell said, “Results for the third quarter showed an acceleration in sales and profit growth following first-half performance that tracked generally in-line with strong prior-year levels. Our plans call for the fourth quarter to show the highest earnings growth of the year, with increasing contributions from pricing actions we have taken to partially offset significant commodity cost increases. We remain on track to achieve our financial targets for the full 2011 fiscal year.”
Nine-month Financial Results Summary
Through the first nine months of fiscal 2011, General Mills net sales grew 1 percent to $11.24 billion. Pound volume contributed 2 points of net sales growth, and price realization and mix subtracted one point of growth. Foreign currency translation had no material effect on year-to-date sales growth. Segment operating profit totaled $2.27 billion, up 1 percent from prior-year levels that increased 14 percent. Net earnings totaled $1.48 billion, up 12 percent including a net increase in mark-to-market valuation of certain commodity positions and a net tax benefit recorded in the second quarter of this year. Diluted earnings per share grew 14 percent to $2.22. Excluding the net tax benefit in 2011 and mark-to-market effects in both years, adjusted diluted earnings per share would total $1.96 through the first nine months of fiscal 2011, up 4 percent from $1.89 in the year-ago period.
U.S. Retail Segment Results
Third-quarter net sales for General Mills’ U.S. Retail segment declined 1 percent to $2.51 billion. Pound volume essentially matched year-ago levels, while price realization and mix subtracted one point of net sales growth. Segment operating profit was slightly below last year’s level, which rose 10 percent.

          Third-quarter net sales for the Snacks Division grew 14 percent, led by Nature Valley and Fiber One snack bar products. Yoplait division net sales grew 1 percent. Net sales for Big G cereals were 6 percent below year-ago results that included particularly strong new-product activity. Meals division net sales declined 5 percent reflecting unfavorable price realization and mix, as lower volume for shelf-stable dinner mixes offset good growth by Progresso soup, Green Giant frozen vegetables, and Wanchai Ferry and Macaroni Grill frozen entrees. Pillsbury division net sales were 2 percent below year-ago levels reflecting lower sales for Totino’s frozen pizza. Baking Products net sales declined 7 percent. Net sales for the Small Planet Foods natural and organic business grew 14 percent, led by Cascadian Farm cereals and Larabar fruit and nut bars.
          Through nine months, U.S. Retail segment net sales were $7.81 billion, essentially matching year-ago results. Pound volume contributed 1 point of net sales growth, which was offset by price realization and mix that subtracted 1 point of growth. Segment operating profit of $1.84 billion was 3 percent below year-ago profit that grew 14 percent.
International Segment Results
Third-quarter net sales for General Mills’ consolidated international businesses grew 8 percent to $688 million. Pound volume contributed 6 points of net sales growth, with pricing and mix and foreign currency translation each contributing 1 point of net sales growth. The Asia / Pacific and European regions led the net sales increase. International segment operating profit was up sharply, reflecting the strong sales performance as well as favorable year-over-year foreign currency effects.
          Through nine months, International segment net sales increased 4 percent to $2.10 billion. Pound volume contributed 6 points of net sales growth, and foreign currency translation subtracted 2 points of growth. Pricing and mix did not have a material effect on year-to-date net sales performance. Year-to-date segment operating profit totaled $220 million, compared to $152 million in last year’s first nine months.
Bakeries and Foodservice Segment Results
Third-quarter net sales for the Bakeries and Foodservice segment grew 9 percent to $444 million. Pound volume contributed 2 points of net sales growth, and net price realization and mix contributed 7 points of growth. Net sales grew in all three major customer channels, led by a 13 percent increase in sales to bakeries and national restaurant accounts. Segment operating profit grew 34 percent to $67 million reflecting the net sales increase as well as higher earnings from grain merchandising activity.
          Through nine months, Bakeries and Foodservice segment net sales grew 4 percent to $1.34 billion with 2 points of growth from increased pound volume, and 2 points of growth from price realization and mix. Segment operating profits increased 6 percent year-to-date, reaching $216 million.
Joint Venture Summary
After-tax earnings from joint ventures totaled $5 million in the third quarter, down from $24 million a year ago. Results for Cereal Partners Worldwide (CPW) were lower for the period, reflecting increased media investment, a tax restructuring charge, and the increased service cost allocation announced previously. Net sales for CPW excluding foreign currency effects rose 4 percent in the quarter. Net sales for Haagen-Dazs Japan excluding currency effects declined 4 percent in the period. Through nine months, after-tax earnings from joint ventures totaled $67 million this year compared to $86 million a year ago.
Corporate Items
Corporate unallocated items represented $28 million net expense in the third quarter of fiscal 2011 compared to $41 million net expense a year ago. The change primarily reflects differences in the mark-to-market valuation of certain commodity positions. In the third quarter of fiscal 2011 the company recorded a $33 million net decrease in expense related to mark-to-market valuation, compared to a $5 million net increase in expense in the third quarter of fiscal 2010. Excluding mark-to-market effects, unallocated corporate items totaled $61 million net expense in the third quarter of fiscal 2011 compared to $36 million net expense in the period a year ago. This change was driven primarily by a $16 million increase in noncash pension expense and an $11 million charge to increase an environmental liability (please see Note 5 to the Consolidated Financial Statements below for discussion of these items).

          In this year’s third quarter, the company recorded a $14 million pre-tax gain on the sale of a frozen baked goods product line. Last year’s third quarter results included a $6 million pre-tax restructuring charge associated with the decision to exit certain underperforming products in the Bakeries and Foodservice segment.
          Net interest expense of $85 million was 10 percent below year ago levels, reflecting lower average interest rates due to a shift in debt mix to include more short-term debt versus the same period last year. The effective tax rate was 31.9 percent, or 31.6 percent excluding mark-to-market effects, compared to 33.8 percent in last year’s third quarter. The decrease was primarily due to federal legislation passed during the quarter that extended the tax credit for research and development expenditures.
Cash Flow Items
Cash provided by operating activities totaled $1.25 billion in the first nine months of 2011, below year-ago levels primarily due to increased use of working capital in the period. During the third quarter of fiscal 2011, General Mills acquired the Mountain High yoghurt business for $85 million. Capital investments totaled $423 million in the first nine months of the year, essentially unchanged from last year. Dividends paid increased to $548 million, reflecting growth in the dividend rate year over year. During the first nine months, General Mills repurchased 32 million shares of common stock, including 6 million shares repurchased in the third quarter. Average diluted shares outstanding were down 4 percent in the third quarter and down 2 percent through the first nine months.
Fiscal 2011 Outlook
“The global operating environment and heightened commodity-market volatility are certainly challenging, yet our businesses are performing in line with our long-term model,” Powell said. “We expect to generate good sales and earnings growth in the final quarter of this year, and meet the targets we set for fiscal 2011 in total. As we look forward to fiscal 2012, we currently anticipate that supply chain inflation will be higher than this year’s estimated 4 to 5 percent rate. Nevertheless, we expect to target another year of good business growth in 2012.”
          General Mills reaffirmed fiscal 2011 guidance of low single-digit growth in net sales, mid single-digit growth in segment operating profit and earnings per share of $2.46 to $2.48 excluding a net tax benefit recorded in the second quarter and any mark-to-market effects. This EPS guidance represents growth of 7 to 8 percent from 2010 adjusted diluted earnings per share of $2.30.
General Mills will hold a briefing for investors today, March 23, 2011, beginning at 8:30 a.m. Eastern time. You may access the web cast from General Mills’ internet home page: generalmills.com.
Earnings per share excluding certain items, total company segment operating profit and effective tax rate excluding certain items are each non-GAAP measures. Reconciliations of these measures to their relevant GAAP measures appear in the financial schedules and Note 8 to the attached Consolidated Financial Statements.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Fiscal 2011 Outlook” and statements made by Mr. Powell, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in laws and regulations, including labeling and advertising regulations; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, and energy; disruptions or inefficiencies in the supply chain; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure of our information technology systems; resolution of uncertain income tax matters; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

Consolidated Statements of Earnings and Supplementary Information
GENERAL MILLS, INC. AND SUBSIDIARIES
(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended			Nine-Month Period Ended
	Feb. 27,	Feb. 28,		Feb. 27,	Feb. 28,
	2011	2010	% Change	2011	2010	% Change
Net sales	$3,646.2	$3,589.3	1.6%	$11,245.9	$11,106.4	1.3%
Cost of sales	2,215.4	2,229.5	(0.6)%	6,656.8	6,577.5	1.2%
Selling, general, and administrative expenses	790.2	791.9	(0.2)%	2,363.2	2,365.3	(0.1)%
Divestiture (gain)	(14.3)	—	NM	(14.3)	—	NM
Restructuring, impairment, and other exit costs	0.1	6.3	NM	2.1	30.4	NM

Operating profit	654.8	561.6	16.6%	2,238.1	2,133.2	4.9%
Interest, net	85.0	94.2	(9.8)%	256.9	274.6	(6.4)%

Earnings before income taxes and after-tax earnings from joint ventures	569.8	467.4	21.9%	1,981.2	1,858.6	6.6%
Income taxes	181.7	157.9	15.1%	565.4	622.7	(9.2)%
After-tax earnings from joint ventures	5.4	24.0	(77.5)%	66.6	86.4	(22.9)%

Net earnings, including earnings attributable to noncontrolling interests	393.5	333.5	18.0%	1,482.4	1,322.3	12.1%
Net earnings attributable to noncontrolling interests	1.4	1.0	40.0%	4.3	3.7	16.2%

Net earnings attributable to General Mills (a)	$392.1	$332.5	17.9%	$1,478.1	$1,318.6	12.1%

Earnings per share — basic	$0.61	$0.50	22.0%	$2.30	$2.00	15.0%

Earnings per share — diluted	$0.59	$0.48	22.9%	$2.22	$1.94	14.4%

Dividends per share	$0.28	$0.25	12.0%	$0.84	$0.72	16.7%

	Quarter Ended			Nine-Month Period Ended
	Feb. 27,	Feb. 28,	Basis Pt	Feb. 27,	Feb. 28,	Basis Pt
	2011	2010	Change	2011	2010	Change
Comparisons as a % of net sales:
Gross margin	39.2%	37.9%	130	40.8%	40.8%	—
Selling, general, and administrative expenses	21.7%	22.1%	(40)	21.0%	21.3%	(30)
Operating profit	17.9%	15.7%	220	19.9%	19.2%	70
Net earnings attributable to General Mills	10.8%	9.3%	150	13.1%	11.9%	120

	Quarter Ended			Nine-Month Period Ended
	Feb. 27,	Feb. 28,	Basis Pt	Feb. 27,	Feb. 28,	Basis Pt
	2011	2010	Change	2011	2010	Change
Comparisons as a % of net sales excluding certain items affecting comparability (b):
Gross margin	38.3%	38.0%	30	39.6%	40.4%	(80)
Operating profit	17.0%	15.8%	120	18.7%	18.8%	(10)
Net earnings attributable to General Mills	10.2%	9.4%	80	11.6%	11.6%	—

(a)	See Note 3.

(b)	See Note 8 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).
See accompanying notes to consolidated financial statements.

Operating Segment Results and Supplementary Information
GENERAL MILLS, INC. AND SUBSIDIARIES
(Unaudited) (In Millions)

	Quarter Ended			Nine-Month Period Ended
	Feb. 27,	Feb. 28,		Feb. 27,	Feb. 28,
	2011	2010	% Change	2011	2010	% Change

Net sales:
U.S. Retail	$2,513.7	$2,541.9	(1.1)%	$7,810.4	$7,801.0	0.1%
International	688.4	640.6	7.5%	2,097.0	2,016.7	4.0%
Bakeries and Foodservice	444.1	406.8	9.2%	1,338.5	1,288.7	3.9%

Total	$3,646.2	$3,589.3	1.6%	$11,245.9	$11,106.4	1.3%

Operating profit:
U.S. Retail	$533.0	$540.6	(1.4)%	$1,835.0	$1,892.1	(3.0)%
International	68.8	18.8	266.0%	219.5	152.4	44.0%
Bakeries and Foodservice	66.7	49.7	34.2%	216.3	203.6	6.2%

Total segment operating profit	668.5	609.1	9.8%	2,270.8	2,248.1	1.0%

Unallocated corporate items	27.9	41.2	(32.3)%	44.9	84.5	(46.9)%
Divestiture (gain)	(14.3)	—	NM	(14.3)	—	NM
Restructuring, impairment, and other exit costs	0.1	6.3	NM	2.1	30.4	NM

Operating profit	$654.8	$561.6	16.6%	$2,238.1	$2,133.2	4.9%

	Quarter Ended			Nine-Month Period Ended
	Feb. 27,	Feb. 28,	Basis Pt	Feb. 27,	Feb. 28,	Basis Pt
	2011	2010	Change	2011	2010	Change

Segment operating profit as a % of net sales:
U.S. Retail	21.2%	21.3%	(10)	23.5%	24.3%	(80)
International	10.0%	2.9%	710	10.5%	7.6%	290
Bakeries and Foodservice	15.0%	12.2%	280	16.2%	15.8%	40

Total segment operating profit	18.3%	17.0%	130	20.2%	20.2%	—

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets
GENERAL MILLS, INC. AND SUBSIDIARIES
(In Millions, Except Par Value)

	Feb. 27,	Feb. 28,	May 30,
	2011	2010	2010
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$540.3	$691.3	$673.2
Receivables	1,185.9	1,180.2	1,041.6
Inventories	1,668.1	1,474.6	1,344.0
Deferred income taxes	30.9	8.1	42.7
Prepaid expenses and other current assets	417.7	322.9	378.5

Total current assets	3,842.9	3,677.1	3,480.0

Land, buildings, and equipment	3,180.4	3,004.4	3,127.7
Goodwill	6,702.9	6,645.7	6,592.8
Other intangible assets	3,802.8	3,740.9	3,715.0
Other assets	752.5	1,148.1	763.4

Total assets	$18,281.5	$18,216.2	$17,678.9

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$830.1	$690.5	$849.5
Current portion of long-term debt	1,031.2	107.4	107.3
Notes payable	974.5	581.1	1,050.1
Other current liabilities	1,675.5	1,607.4	1,762.2

Total current liabilities	4,511.3	2,986.4	3,769.1

Long-term debt	4,843.1	5,671.6	5,268.5
Deferred income taxes	988.6	1,141.4	874.6
Other liabilities	1,826.3	1,939.7	2,118.7

Total liabilities	12,169.3	11,739.1	12,030.9

Stockholders’ equity:

Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5	75.5
Additional paid-in capital	1,300.7	1,276.7	1,307.1
Retained earnings	9,053.0	8,075.9	8,122.4
Common stock in treasury, at cost, shares of 116.3, 91.4 and 98.1	(3,400.8)	(2,336.3)	(2,615.2)
Accumulated other comprehensive loss	(1,162.2)	(859.7)	(1,486.9)

Total stockholders’ equity	5,866.2	6,232.1	5,402.9

Noncontrolling interests	246.0	245.0	245.1

Total equity	6,112.2	6,477.1	5,648.0

Total liabilities and equity	$18,281.5	$18,216.2	$17,678.9

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
GENERAL MILLS, INC. AND SUBSIDIARIES
(Unaudited) (In Millions)

	Nine-Month Period Ended
	Feb. 27,	Feb. 28,
	2011	2010
Cash Flows — Operating Activities
Net earnings, including earnings attributable to noncontrolling interests	$1,482.4	$1,322.3
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	354.5	340.3
After-tax earnings from joint ventures	(66.6)	(86.4)
Stock-based compensation	81.4	83.0
Deferred income taxes	105.8	—
Tax benefit on exercised options	(75.1)	(86.2)
Distributions of earnings from joint ventures	31.4	32.5
Pension and other postretirement benefit plan contributions	(11.3)	(9.1)
Pension and other postretirement benefit plan expense (income)	55.1	(28.0)
Divestiture (gain)	(14.3)	—
Restructuring, impairment, and other exit costs (income)	(2.5)	23.9
Changes in current assets and liabilities	(612.4)	(75.6)
Other, net	(80.3)	41.5

Net cash provided by operating activities	1,248.1	1,558.2

Cash Flows — Investing Activities
Purchases of land, buildings, and equipment	(423.4)	(418.9)
Acquisitions	(84.8)	—
Investments in affiliates, net	(1.8)	(121.8)
Proceeds from disposal of land, buildings, and equipment	3.5	7.1
Proceeds from divestiture of product line	24.9	—
Other, net	14.7	48.9

Net cash used by investing activities	(466.9)	(484.7)

Cash Flows — Financing Activities
Change in notes payable	(78.4)	(234.1)
Issuance of long-term debt	500.0	—
Payment of long-term debt	(5.5)	(505.0)
Proceeds from common stock issued on exercised options	256.3	321.2
Tax benefit on exercised options	75.1	86.2
Purchases of common stock for treasury	(1,163.5)	(324.3)
Dividends paid	(547.5)	(478.3)
Other, net	(8.5)	(0.1)

Net cash used by financing activities	(972.0)	(1,134.4)

Effect of exchange rate changes on cash and cash equivalents	57.9	2.4

Decrease in cash and cash equivalents	(132.9)	(58.5)
Cash and cash equivalents — beginning of year	673.2	749.8

Cash and cash equivalents — end of period	$540.3	$691.3

Cash Flow from Changes in Current Assets and Liabilities:
Receivables	$(110.3)	$(244.9)
Inventories	(304.6)	(136.3)
Prepaid expenses and other current assets	(33.0)	117.1
Accounts payable	4.1	(53.9)
Other current liabilities	(168.6)	242.4

Changes in current assets and liabilities	$(612.4)	$(75.6)

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(1)	The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

(2)	At the beginning of fiscal 2011, we revised the classification of certain revenues and expenses to better align our income statement line items with how we manage our business. We revised the classification of amounts previously reported in our Consolidated Statements of Earnings, Operating Segment Results, and Supplementary Information, to conform to the current year presentation. These revised classifications had no effect on previously reported net earnings attributable to General Mills or earnings per share.

(3)	We use captions in our Consolidated Financial Statements as required by guidance on noncontrolling interests, including “Net earnings attributable to General Mills,” which we have shortened to “Net earnings” in this release.

(4)	During the third quarter of fiscal 2011, we acquired the Mountain High yoghurt business for $85 million. We recorded the purchase price less the fair value of tangible and intangible net assets acquired as goodwill of $45 million. The pro forma effect of this acquisition was not material.

During the third quarter of fiscal 2011, we reached a definitive agreement to acquire Pasta Master Pty Ltd., an Australian producer of chilled Italian meals, pasta and sauces, for $37 million in cash subject to certain purchase price adjustments. We expect the transaction to be completed in the fourth quarter of fiscal 2011.

During the third quarter of fiscal 2011, we sold a foodservice frozen baked goods product line in our International segment for $25 million in cash. We recorded a pre-tax gain of $14 million.

(5)	For the third quarter of fiscal 2011, unallocated corporate expense totaled $28 million compared to $41 million in the same period last year. We recorded a $33 million net decrease in expense related to the mark-to-market valuations of certain commodity positions and grain inventories in the third quarter of fiscal 2011, compared to a $5 million net increase in expense in the third quarter of fiscal 2010. This was offset by increased pension expense of $16 million in the third quarter of fiscal 2011, compared to the same period a year ago. We also recorded an $11 million charge to increase an environmental liability related to an active cleanup site in Moonachie, New Jersey in the third quarter of fiscal 2011.

For the nine-month period ended February 27, 2011, unallocated corporate expense totaled $45 million compared to $84 million in the same period last year. We recorded a $133 million net decrease in expense related to the mark-to-market valuations of certain commodity positions and grain inventories in the nine-month period ended February 27, 2011, compared to a $48 million net decrease in expense in the nine-month period ended February 28, 2010. This was offset by increased pension expense of $48 million in the nine-month period ended February 27, 2011 compared to the same period a year ago. We also recorded an $11 million charge to increase an environmental liability related to an active cleanup site in Moonachie, New Jersey in the third quarter of fiscal 2011.

(6)	Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended		Nine-Month Period Ended
	Feb. 27,	Feb. 28,	Feb. 27,	Feb. 28,
In Millions, Except per Share Data	2011	2010	2011	2010

Net earnings attributable to General Mills	$392.1	$332.5	$1,478.1	$1,318.6

Average number of common shares — basic EPS (a)	638.9	663.6	642.8	658.0
Incremental share effect from: (b)
Stock options	15.5	19.4	16.8	17.4
Restricted stock, restricted stock units, and other	5.7	6.4	5.4	5.8

Average number of common shares — diluted EPS	660.1	689.4	665.0	681.2

Earnings per share — basic	$0.61	$0.50	$2.30	$2.00
Earnings per share — diluted	$0.59	$0.48	$2.22	$1.94

(a)	All share and per share amounts have been adjusted for the two-for-one stock split approved by our Board of Directors in May 2010.

(b)	Incremental shares from stock options and restricted stock units are computed by the treasury stock method.
(7)	The effective tax rate for the nine-month period ended February 27, 2011, was 28.5 percent compared to 33.5 percent for the same period in fiscal 2010. The 5.0 percentage point decrease is primarily due to a $100 million reduction to income taxes recorded in the second quarter of fiscal 2011 related to a settlement with the Internal Revenue Service (IRS) concerning corporate income tax adjustments for fiscal years 2002 to 2008. The adjustments primarily relate to the amount of capital loss, depreciation, and amortization we reported as a result of the sale of noncontrolling interests in our General Mills Cereals, LLC subsidiary.

(8)	We have included four measures in this release that are not defined by generally accepted accounting principles (GAAP): (1) diluted earnings per share excluding mark-to-market valuation of certain commodity positions and grain inventories (“mark-to-market effects”), income tax effects from changes in uncertain tax items described in Note 7 (“uncertain tax items”), and enactment date tax charges related to Federal health care reform (“tax charge — health care reform”) (collectively, these three items are referred to as “certain items affecting comparability” in this footnote), (2) earnings comparisons as a percent of net sales excluding certain items affecting comparability, (3) total segment operating profit, and (4) effective income tax rates excluding certain items affecting comparability. We believe that these measures provide useful supplemental information to assess our operating performance. These measures are reconciled below to the measures as reported in accordance with GAAP, and should be viewed in addition to, and not in lieu of, our diluted earnings per share and operating performance measures as calculated in accordance with GAAP.

Diluted EPS excluding certain items affecting comparability follows:

			Nine-Month
	Quarter Ended		Period Ended		Year Ended
	Feb. 27,	Feb. 28,	Feb. 27,	Feb. 28,	May 30,
Per Share Data	2011	2010	2011	2010	2010

Diluted earnings per share, as reported	$0.59	$0.48	$2.22	$1.94	$2.24
Mark-to-market effects (a)	(0.03)	0.01	(0.13)	(0.05)	0.01
Uncertain tax items (b)	—	—	(0.13)	—	—
Tax charge — health care reform (c)	—	—	—	—	0.05

Diluted earnings per share, excluding certain items affecting comparability	$0.56	$0.49	$1.96	$1.89	$2.30

(a)	See Note 5.

(b)	See Note 7.

(c)	Effect of the Patient Protection and Affordable Care Act, as modified by the Health Care and Education Reconciliation Act of 2010.

Earnings comparisons as a percent of net sales excluding certain items affecting comparability follows:

	Quarter Ended
In Millions	Feb. 27, 2011		Feb. 28, 2010
		Percent of		Percent of
Comparisons as a % of Net Sales	Value	Net Sales	Value	Net Sales

Gross margin as reported (a)	$1,430.8	39.2%	$1,359.8	37.9%
Mark-to-market effects (b)	(33.4)	(0.9)%	5.0	0.1%

Adjusted gross margin	$1,397.4	38.3%	$1,364.8	38.0%

Operating profit as reported	$654.8	17.9%	$561.6	15.7%
Mark-to-market effects (b)	(33.4)	(0.9)%	5.0	0.1%

Adjusted operating profit	$621.4	17.0%	$566.6	15.8%

Net earnings attributable to General Mills as reported	$392.1	10.8%	$332.5	9.3%
Mark-to-market effects, net of tax (b)	(21.0)	(0.6)%	3.2	0.1%

Adjusted net earnings attributable to General Mills	$371.1	10.2%	$335.7	9.4%

	Nine-Month Period Ended
In Millions	Feb. 27, 2011		Feb. 28, 2010
		Percent of		Percent of
Comparisons as a % of Net Sales	Value	Net Sales	Value	Net Sales

Gross margin as reported (a)	$4,589.1	40.8%	$4,528.9	40.8%
Mark-to-market effects (b)	(133.3)	(1.2)%	(47.6)	(0.4)%

Adjusted gross margin	$4,455.8	39.6%	$4,481.3	40.4%

Operating profit as reported	$2,238.1	19.9%	$2,133.2	19.2%
Mark-to-market effects (b)	(133.3)	(1.2)%	(47.6)	(0.4)%

Adjusted operating profit	$2,104.8	18.7%	$2,085.6	18.8%

Net earnings as reported	$1,478.1	13.1%	$1,318.6	11.9%
Mark-to-market effects, net of tax (b)	(84.0)	(0.7)%	(30.0)	(0.3)%
Uncertain tax items (c)	(88.9)	(0.8)%	—	—%

Adjusted net earnings	$1,305.2	11.6%	$1,288.6	11.6%

(a)	Net sales less cost of sales.

(b)	See Note 5.

(c)	See Note 7.
A reconciliation of total segment operating profit to the relevant GAAP measure, operating profit, is included in the Statements of Operating Segment Results.

A reconciliation of the effective income tax rate as reported to the effective income tax rate excluding certain items affecting comparability follows:

	Quarter Ended				Nine-Month Period Ended
	Feb. 27, 2011		Feb. 28, 2010		Feb. 27, 2011		Feb. 28, 2010
	Pretax	Income	Pretax	Income	Pretax	Income	Pretax	Income
In Millions	Earnings (a)	Taxes	Earnings (a)	Taxes	Earnings (a)	Taxes	Earnings (a)	Taxes

As reported	$569.8	$181.7	$467.4	$157.9	$1,981.2	$565.4	$1,858.6	$622.7
Mark-to-market effects (b)	(33.4)	(12.4)	5.0	1.8	(133.3)	(49.3)	(47.6)	(17.6)
Uncertain tax items (c)	—	—	—	—	—	88.9	—	—

As adjusted	$536.4	$169.3	$472.4	$159.7	$1,847.9	$605.0	$1,811.0	$605.1

Effective tax rate:
As reported		31.9%		33.8%		28.5%		33.5%
As adjusted		31.6%		33.8%		32.7%		33.4%

(a)	Earnings before income taxes and after-tax earnings from joint ventures.

(b)	See Note 5.

(c)	See Note 7.
(9)	Subsequent to the close of the third quarter of fiscal 2011, we entered into exclusive negotiations with PAI Partners and Sodiaal to purchase a 51 percent controlling interest in Yoplait S.A.S., which operates yogurt businesses in several countries including France and the United Kingdom and oversees franchise relationships and agreements worldwide, and a 50 percent interest in Yoplait Marques S.A.S., which holds the worldwide rights to Yoplait and related brands. We have made a binding offer to purchase the interests for approximately €810 million. Completion of the transaction is subject to final approval by the sellers, consultation with the respective workers’ councils and regulatory approval.